Exhibit 99.1

NEWS RELEASE

For additional information contact:

Justine Koenigsberg (investors)

Concert Pharmaceuticals, Inc.

(781) 674-5284

ir@concertpharma.com

Kathryn Morris (media)

The Yates Network

(845) 635-9828

FOR IMMEDIATE RELEASE

Concert Pharmaceuticals Reports Second Quarter 2015 Financial Results and

Provides Company Update

Conference Call Scheduled Today at 8:30 a.m. EDT

Lexington, MA (August 5, 2015) — Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) today reported financial results for the second quarter of 2015.

“We are pleased with the continued progress of our pipeline over the last quarter. In particular, we are encouraged by the progress Avanir has made with AVP-786 in 2015. We see a continued commitment by Avanir to broadly evaluate the potential of AVP-786 in multiple neurological disorders including Alzheimer’s agitation, schizophrenia and depression,” said Roger Tung, Ph.D., President and Chief Executive Officer of Concert Pharmaceuticals. “In addition, we are focused on advancing Concert’s newest drug candidate CTP-656, our deuterium-modified ivacaftor, and we believe that with our strong balance sheet, Concert is well positioned to develop CTP-656 to provide patients with more choices and potentially better outcomes.”

Recent Business Highlights and Upcoming Milestones

•	AVP-786 Phase 3 Planned for Agitation in Alzheimer’s Disease. In May 2015, Avanir Pharmaceuticals released their study design for two Phase 3 clinical trials evaluating AVP-786 for the treatment of agitation in patients with Alzheimer’s disease. The Phase 3 program is expected to begin in September 2015. Concert expects to achieve a $2 million milestone payment from Avanir upon the initiation of the Phase 3 clinical development of AVP-786.

•	CTP-656 Phase 1 Trials for Cystic Fibrosis. In the second quarter of 2015, Concert selected CTP-656 as the candidate for further clinical development including single and multiple ascending dose Phase 1 trials. The single ascending dose Phase 1 trials have been completed. The multiple ascending dose Phase 1 trial is expected to commence in the fourth quarter of 2015.

•	CTP-730 for Inflammatory Disease. The Phase 1 multiple ascending dose trial evaluating CTP-730 in healthy volunteers is expected to be completed in the third quarter of 2015. Upon completion of the Phase 1 evaluation, Concert expects to achieve an $8 million milestone from Celgene in the fourth quarter of 2015.

•	$50 Million Payment from Auspex Pharmaceuticals. In June 2015, Concert received a one-time payment of $50.2 million from Auspex Pharmaceuticals, Inc. as a result of an existing patent assignment agreement between Concert and Auspex. Under the agreement, Concert became eligible to receive the payment due to a change of control of Auspex, which was acquired by Teva Pharmaceuticals Industries Ltd in May 2015.

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Concert Reports Second Quarter 2015 Financial Results, Page 2

Second Quarter 2015 Financial Results

•	Cash and Investment Position. Cash, cash equivalents and investments as of June 30, 2015, totaled $151.7 million as compared to $113.1 million as of March 31, 2015. In June 2015, Concert received a one-time payment of $50.2 million as a result of a patent assignment agreement with Auspex. Concert expects its cash, cash equivalents and investments as of June 30, 2015 are sufficient to fund the Company into 2018.

•	Revenues. Revenue was $53.4 million for the quarter ended June 30, 2014, compared to $1.2 million for the corresponding quarter in 2014, which was primarily attributable to the payment of $50.2 million received from Auspex, as well as revenue recognized for services performed under our strategic collaborations with Celgene and Jazz Pharmaceuticals.

•	R&D Expenses. Research and development expenses were $8.4 million for the quarter ended June 30, 2015, compared to $6.2 million for the same period in 2014, an increase of $2.2 million. The increase in research and development expenses was primarily attributable to increased development expenses associated with CTP-656 and CTP-730.

•	G&A Expenses. General and administrative expenses were $3.3 million for the quarter ended June 30, 2015, compared to $2.7 million for the same period in 2014, an increase of $0.5 million. The increase in general and administrative expenses was primarily related to compensation expenses, predominately non-cash stock-based compensation.

•	Net Income (Loss). For the quarter ended June 30, 2015, net income was $41.0 million, or $1.89 per share, as compared to a net loss of $8.0 million, or $0.45 per share, for the quarter ended June 30, 2014. As a result of the Auspex payment, we expect to be profitable for the full year. We expect to have sufficient operating loss carryforwards available to offset our estimated ordinary taxable income for fiscal 2015. However, we recorded a tax provision of $0.6 million during the second quarter related to an alternative minimum tax obligation for 2015.

Conference Call and Webcast

The Company will host a conference call and webcast today at 8:30 a.m. EDT to provide an update on the company and discuss second quarter financial results. To access the conference call, please dial (855) 354-1855 (U.S. and Canada) or (484) 365-2865 (International) five minutes prior to the start time.

A live webcast of Concert’s presentation may be accessed in the Investors & Media section of the Company’s website at www.concertpharma.com. Please log on to the Concert website approximately 15 minutes prior to the scheduled webcast to ensure adequate time for any software downloads that may be required. A replay of the webcast will be available on Concert’s website for three months.

- Financial Tables to Follow –

Concert Reports Second Quarter 2015 Financial Results, Page 3

Concert Pharmaceuticals, Inc. Condensed Consolidated Statements of Operations (in thousands, except per share amounts)
	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenue:
License and research and development revenue	$3,254	$1,235	$4,560	$2,848
Other revenue	50,155	—	50,155	—

Total revenue	53,409	1,235	54,715	2,848

Operating expenses:
Research and development	8,420	6,243	15,364	11,837
General and administrative	3,299	2,718	6,532	5,256

Total operating expenses	11,719	8,961	21,896	17,093

Income (Loss) from operations	41,690	(7,726)	32,819	(14,245)
Interest and other expense, net	(77)	(264)	(208)	(695)

Income (Loss) before income taxes	41,613	(7,990)	32,611	(14,940)
Provision for income taxes	567	—	567	—

Net income (loss)	$41,046	$(7,990)	$32,044	$(14,940)

Accretion on redeemable convertible preferred stock	—	—	—	(55)

Net income (loss) applicable to common stockholders	$41,046	$(7,990)	$32,044	$(14,995)

Net income (loss) per share applicable to common stockholders—basic	$1.89	$(0.45)	$1.58	$(1.11)

Net income (loss) per share applicable to common stockholders—diluted	$1.80	$(0.45)	$1.50	$(1.11)

Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders—basic	21,762	17,937	20,252	13,495

Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders— diluted	22,850	17,937	21,355	13,495

Concert Pharmaceuticals, Inc.

Summary Balance Sheet Data

(in thousands)

	June 30, 2015	December 31, 2014
Cash and cash equivalents	$22,567	$13,396
Investments, available for sale	129,133	65,836
Working capital	142,812	63,102
Total assets	156,203	84,454
Deferred revenue	12,023	15,821
Loan payable, net of discount	2,929	7,101
Total stockholders’ equity	$135,744	$54,825

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Concert Reports Second Quarter 2015 Financial Results, Page 4

About Concert

Concert Pharmaceuticals is a clinical stage biopharmaceutical company focused on applying its DCE Platform® (deuterated chemical entity platform) to create novel small molecule drugs. This approach starts with approved drugs, advanced clinical candidates or previously studied compounds that have the potential to be improved with deuterium substitution to enhance clinical safety, tolerability and efficacy. The Company is developing a broad pipeline targeting CNS disorders, genetic diseases, renal disease, inflammatory diseases and cancer. For more information, please visit www.concertpharma.com.

Cautionary Note on Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about future milestone payments, our expectations for clinical development of our therapeutic candidates, including CTP-656 and AVP-786, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and in other filings that we make with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

Concert Pharmaceuticals Inc., the CoNCERT Pharmaceuticals Inc. logo and DCE Platform are registered trademarks of Concert Pharmaceuticals, Inc.

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